EXHIBIT 99.1

FOR IMMEDIATE RELEASE

INTERACTIVE TELEVISION NETWORKS, INC. ANNOUNCES SALE OF ITVN, INC. ASSETS

IRVINE, CA, July 17, 2007 /PRNewswire-FirstCall/ -- Interactive Television Networks, Inc. (OTC Bulletin Board: ITTV - News;) announced today that on July 11, 2007 its wholly owned subsidiary, ITVN, Inc., a Nevada corporation (“ITVN”), has entered into an agreement to sell substantially all of its assets to BroadShift Inc., a corporation existing under the laws of the Province of Ontario, Canada (“BroadShift”). The total purchase price is approximately U.S. $11 million, payable in cash and shares of BroadShift, Inc. stock. Details of the asset sale are available in Interactive Television Network’s Form 8-K filing with the Securities and Exchange Commission filed on July 17, 2007.

ITVN, Inc. is a wholly-owned subsidiary of Interactive Television Networks, Inc., a Nevada corporation. Interactive Television Networks conducts substantially all of its operations through ITVN, and substantially all of the operating assets related to the operations of its digital video internet distribution business are owned by ITVN. BroadShift is a Canadian aggregator and distributor of narrowcast Internet protocol television.

This press release contains forward-looking statements that involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including risks or uncertainties related to the network and products of Interactive Television Networks, Inc. and ITVN, Inc. The closing of the sale of ITVN’s assets is subject to a number of conditions, including the release of all liens on the assets and the completion of a public offering by BroadShift, Inc.. All forward-looking statements are based upon information available to Interactive Television Networks, Inc. on the date the statements are first published. Interactive Television Networks, Inc. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise

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